UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

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                              NEXTEL PARTNERS, INC.
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                  Q&A REGARDING LAWSUITS IN THE DELAWARE COURT

Q.   What did you file today with the Court?

A. We filed an answer and counterclaims with respect to the lawsuit that Nextel Communications commenced on October 7. In the answer, we deny the substantive allegations in Nextel Communications' complaint. In the counterclaims, we ask the Court to issue an order concurring with our views on the put process.

Q.   What exactly have you asked the Court to order?

A.   We have asked for an order addressing the following issues:

     1. We have asked the Court to order that the parties comply with the time frames required by our charter.

     2. We have asked the Court to require full disclosure of the first two appraisers' reports to our Class A shareholders as required by our charter. As an alternative to selecting the third appraiser only after completion of the appraisals by the first two, we have asked the Court to order the parties to conduct an appraisal process whereby the third appraiser would do its valuation work concurrently with the first two. The third appraiser would then deliver its sealed valuation report concurrently with delivery of the reports of the first two appraisers, which would accelerate the put process by 45 days. The third appraiser's report would only be used if the valuations of the first two appraisers were more than 10% apart.

     3. We have asked that the third appraiser be required to agree, as a condition of its retention, that it will not solicit or accept investment banking business from Sprint Nextel or any of its subsidiaries for a period of three years after it delivers its valuation.

     4. With respect to the definition of Fair Market Value, we have asked the court to reject Nextel Communications' attempts to rewrite the language of our charter and we are seeking a declaration that:

               o regardless of the valuation method or methods used, including Discounted Cash Flow analysis, each appraiser's valuation must include a control premium in their determination of Fair Market Value;

               o in determining Fair Market Value, the appraisers may not apply a discount to Nextel Partners' stock because Nextel Partners currently uses iDEN technology or because Nextel Communications must consent to any steps that Nextel Partners may make to adapt its technology; and

               o the appraisers are to determine the "most recent 'unaffected' public market stock price" of Nextel Partners Class A stock for themselves and to decide for themselves what weight, if any, to give to this factor, especially in light of the other factors the appraisers are also required to consider in reaching their Fair Market

                    Value determination, such as the trading history of Nextel Partners' Class A stock and current stock prices.

 Q.  What do you think of the second lawsuit Sprint Nextel filed?

 A. We believe the lawsuit is groundless. We believe Nextel Communications is using this lawsuit as a way to seek information in connection with the put process without following the procedures set forth in our charter. We do not believe that that is a proper purpose for a "books and records" suit under Delaware law. As contemplated by our charter, we will provide Nextel Communications and its appraiser with the information necessary for the put process once Nextel Communications has selected an appraiser and agreed to provide our appraiser with the information our appraiser requires from Nextel Communications in connection with the put process.

 Q. What do you think of Sprint Nextel's claim that they need information to review your recent conduct of your business and your actions leading up to the put vote?

 A. We believe this claim has no merit whatsoever. In fact, just yesterday in an Associated Press story, a Sprint Nextel spokesperson was quoted as saying that this claim was just "boilerplate language."



CAUTIONARY NOTES

THE PUT PROCESS AND THE RELATED PROVISIONS OF OUR CHARTER ARE COMPLEX AND ARE SUBJECT TO DIFFERING INTERPRETATIONS. NEXTEL COMMUNICATIONS DISAGREES WITH US ON SEVERAL IMPORTANT ISSUES. WHILE WE BELIEVE THAT OUR INTERPRETATIONS ARE CORRECT, THERE IS NO ASSURANCE THAT OUR VIEWS WILL PREVAIL.

Certain of the statements in this document are forward-looking information within the meaning of the federal securities laws. These statements are based on various assumptions as to future events. There could be differences between these assumptions and actual future circumstances or events, including as a result of the put process and those differences could be material. In addition, this Q&A includes various statements of our opinions, indicated by phrases such as "we believe" and the like.

While we base these statements of opinion on facts or assumptions we believe to be reliable, statements of opinion are only that and readers must recognize that others, including Nextel Communications, have opposing opinions. In addition, all statements of opinion are made as of the date of this Q&A and could change based on future developments or the discovery of or reassessment of existing facts, presently known or unknown to us. This document speaks only as of its date, and we disclaim any duty to update the information herein.